UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2012
TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers.

On March 12, 2012, Ms. Mary F. Morgan tendered her resignation from the Board of Directors (the “Board”) of Tesoro Logistics GP, LLC (“TLGP”), the general partner of Tesoro Logistics LP (the “Partnership”), effective immediately.  Ms. Morgan resigned due to time commitments.  There was no disagreement between Ms. Morgan and the Board, the Partnership, or TLGP's management regarding any matter relating to the Partnership's operations, policies or practices.

(d) Election of Directors.

Effective March 12, 2012, Mr. James H. Lamanna was appointed to serve as a member of the Board. The Board determined that Mr. Lamanna meets the independence requirements under the rules of the New York Stock Exchange and the Partnership's independence standards and that there are no transactions between Mr. Lamanna and the Partnership that would require disclosure under Item 404(a) of Regulation S-K.  Mr. Lamanna will receive a pro-rated portion of the general partner's non-employee director compensation which provides for an annual retainer of $95,000, payable $45,000 in cash and $50,000 in an award of service phantom units.  Pursuant to the non-employee director compensation program, unit-based awards vest one year from the date of grant, contingent on continued service by the director.  Mr. Lamanna has been named to the Audit Committee of the Board.

The Press Release announcing Mr. Lamanna's election is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued March 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2012

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC
Its General Partner

By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Vice President and General Counsel

Index to Exhibits

Exhibit Number	Description of the Exhibit

99.1	Press release issued March 12, 2012.

4